Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rogers Communications Inc.

We consent to the inclusion in this annual report on Form 40-F of:

–	our Independent Auditors’ Report of Registered Public Accounting Firm dated February 21, 2012 on the consolidated financial statements of Rogers Communications Inc. (the “Company”) comprising the consolidated statements of financial position of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information

–	our Report of Independent Registered Public Accounting Firm dated February 21, 2012 on the consolidated statements of financial position of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011

–	our Report of Independent Registered Public Accounting Firm dated February 21, 2012 on the Company’s internal control over financial reporting as of December 31, 2011 each of which is incorporated by reference in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2011.

We also consent to the incorporation by reference of such reports in Registration Statement No. 333-178511 on Form F-9 and Registration Statement No. 333-170234 on Form F-3D of Rogers Communications Inc.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

February 24, 2012